                                                                   EXHIBIT 10.12

                        SEPARATION AND RELEASE AGREEMENT

         This Separation and Release Agreement ("Agreement") is entered into as of the 21st day of January, 2000, among Service Corporation International, a Texas corporation ("SCI"), SCI Executive Services, Inc., a Delaware corporation ("Executive Services"), and John W. Morrow, Jr. ("Employee").

         SCI, Executive Services and Employee agree as follows:

         1. Effective as of the date hereof, Executive Services hereby terminates Employee's employment other than for cause and Employee hereby resigns as Executive Vice President of SCI as well as all other positions he holds with SCI, its subsidiaries and affiliates (collectively, the "SCI Group"), including without limitation all positions as officer, director or committee member.

         2. The Employment Agreement dated February 11, 1999 between SCI, Executive Services and Employee shall remain in effect except as modified herein. Although Employee's employment is hereby terminated, the Employment Period as defined in the Employment Agreement shall continue until December 31, 2001 subject to the provisions of the Employment Agreement. During the Employment Period, Employee will continue to receive salary of $400,000 per year pursuant to Section 3(a) of the Employment Agreement. Except as set forth in this Agreement, Employee shall not be entitled to any compensation or benefits set forth in Section 3 of the Employment Agreement.

         3. Employee shall be eligible to participate in the employee benefit plans of the Group and the other benefits that are listed on Schedule A to this Agreement during the Employment Period. Employee shall not be eligible to participate in any of the other employee benefit plans of the Group or receive any of the other benefits to which he was entitled while employed as an executive of the Group pursuant to the Employment Agreement, including without limitation those listed on Schedule B to this Agreement.

         4. Employee will be eligible to receive his Supplemental Executive Retirement Plan for Senior Officers ("SERP") benefit payments commencing the first of the month following the date hereof. Through the remainder of the Employment Period, Executive Services will pay Employee in cash (i) the equivalent of the cash contributions to the Cash Balance Plan which Employee would have received if he had remained as an employee during such period and
(ii) the present value of the benefit Employee would have accrued under the SERP if he had remained as an employee during such period, it being agreed that the calculation of such present value shall be made based upon the discount rate provided for in the SCI Cash Balance Plan and applied to a stream of 180 payments which would have been added to the regular SERP payments if the Employee had remained an employee.

         5. Provided Employee continues to provide reasonably satisfactory collateral to SCI, Executive Services shall continue to reimburse Employee for the interest payments on his Promissory Note dated August 19, 1993 payable to SCI in the original principal amount of Five

Hundred Twenty Five Thousand and No/100 Dollars ($525,000.00), bearing interest at 6-1/2% per annum and maturing on August 10, 2003. Such reimbursements shall be made in accordance with prior practice, shall include a gross-up for federal income taxes payable in respect thereof and are expected to approximate a total of $60,000 per year.

         6. All SCI stock options held by Employee will be governed by the terms thereof based upon termination of employment without cause.

         7. Executive Services hereby notifies Employee that Executive Services exercises its option to cancel Employee's post-employment non-competition obligations under Section 12(a) of the Employment Agreement and Executive Service's corresponding obligation to make the Non-Competition Payments (as defined in the Employment Agreement). Employee and Executive Services agree that the notice provided in the preceding sentence is satisfactory for all purposes under the Employment Agreement. Accordingly, Employee's post-employment non-competition obligations and Executive Services' corresponding obligation to make Non-Competition Payments are hereby cancelled

         8. In consideration of the payments to Employee referred to in numbered paragraph 2 above, the receipt and sufficiency of which Employee hereby acknowledges, Employee discharges and releases SCI, Executive Services, all other members of SCI Group, their successors, assigns, divisions, representatives, agents, officers, directors, stockholders, and employees, from any claims, demands, and/or causes of action whatsoever, presently known or unknown, that are based upon facts occurring on or prior to the date of execution of this Agreement, including but not limited to, the following: (a) any statutory claims under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Acts of 1964 and 1991, the Employee Retirement Income Security Act, Chapter 451 of the Texas Labor Code and/or the Texas Commission on Human Rights Act, (b) any tort or contract claims, and/or (c) any claims, matters or actions related to Employee's employment and/or affiliation with, or separation from SCI Group; provided, however, that the release set forth in this numbered paragraph 8 shall not affect (i) the obligations of SCI and Executive Services, and the rights of Employee, expressly set forth in this Agreement, and
(ii) any claims, demands and/or causes of action that Employee may have for indemnity, contribution or otherwise against any member of the SCI Group arising from or relating to the Pending Shareholder Litigation and any additional lawsuits that are filed after the date hereof arising from or relating to essentially the same factual matters ("Excepted Litigation"). "Pending Shareholder Litigation" shall mean the litigation referenced in Part II. Other Information, Item 1. Legal Proceedings, of SCI's Form 10-Q for the quarter ended September 30, 1999.

         9. Pursuant to Section 7 of Article IV of SCI's Bylaws, the right of indemnification provided for therein shall "continue as to a person who has ceased to be a director, officer, or representative and shall inure to the benefit of the heirs, executors and administrators of such a person." SCI confirms that, Employee's rights to indemnification under Article IV of SCI's Bylaws in respect of the Excepted Litigation and any other event occurring prior to the time of his resignation as an officer and director of SCI and its subsidiaries and affiliated companies will not be affected hereby.

         10. Additionally, SCI and Executive Services, for themselves and all of the SCI Group, discharge and release Employee and his heirs, executors and administrators from any claims, demands, and/or causes of action whatsoever, presently known or unknown, that are based upon facts occurring on or prior to the date of execution of this Agreement, including, but not limited to, any claim, matter or action related to Employee's employment and/or affiliation with, or separation from SCI Group.

         11. Employee agrees that he shall engage in no act which is intended, or may be reasonably expected, to harm the reputation, business, prospects, or operations of any members of SCI Group, their officers, directors, stockholders or employees. Employee will not reveal to any third party any difference of opinion that may exist at any time between Employee and any member of management of SCI, Executive Services, or any other members of SCI Group.

         12. The parties agree that they shall not disclose, or cause to be disclosed, the terms of this Agreement, or the fact that this Agreement exists, except to their respective attorneys, accountants and/or tax advisors, or as necessary to enforce the terms hereof, or to the extent otherwise required by law. The parties further agree that this numbered paragraph 12 is not applicable to discussions of this Agreement in the ordinary course of business among representatives, agents, officers, directors, stockholders and employees of any members of SCI Group.

         13. The execution, validity, interpretation and performance of this Agreement shall be determined and governed exclusively by the laws of the State of Texas, without reference to the principles of conflict of laws.

         14. This Agreement and the Employment Agreement as modified hereby represent the complete agreement among Employee, SCI and Executive Services concerning the subject matter hereof and supersede all prior agreements or understandings, written or oral, between Employee and any member of the SCI Group. No attempted modification or waiver of any of the provisions of this Agreement shall be binding on any party hereto unless in writing and signed by Employee, SCI and Executive Services.

         15. Each of the numbered paragraphs contained in this Agreement shall be enforceable independently of every other numbered paragraph in this Agreement, and the invalidity or nonenforceability of any numbered paragraph shall not invalidate or render nonenforceable any other numbered paragraph contained in this Agreement.

         16. It is further understood that for a period of seven (7) days following the execution of this Agreement in duplicate originals, Employee may revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired.

         17. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. Employee acknowledges that he has read and fully understands the terms of this Agreement and has consulted with an attorney before executing this Agreement.

Additionally, Employee acknowledges that he has been afforded the opportunity to take twenty-one (21) days to consider this Agreement.

        18. Except for the matters specifically excluded below, any and all disputes between the parties to this Agreement arising out of or in connection with the negotiation, execution, interpretation, performance or non-performance of this Agreement and the covenants and obligations contemplated herein, including but not limited to any claims against Executive Services, SCI, its affiliates or their respective officers, directors, employees or agents, shall be solely and finally settled by arbitration conducted pursuant to the Rules of the American Arbitration Association, as now in effect or hereafter amended. Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against whom enforcement of the award is being sought, and the parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award. The parties agree and acknowledge that any arbitration proceedings between them, and the outcome of such proceedings, shall be kept strictly confidential. It is expressly agreed and understood that this paragraph shall not govern claims for workers' compensation or unemployment benefits or claims for injunctive relief relating to alleged violations of Sections 9, 11, 12 or 13 of the Employment Agreement.

        19. Section 10 of the Employment Agreement is hereby terminated. Section 11 of the Employment Agreement shall apply only to matters arising or occurring prior to the date hereof. Employee's obligations under Section 12 of the Employment Agreement shall terminate as of December 31, 2000. Payments made pursuant to this Agreement may be made net of applicable withholding taxes.

        The parties to this Agreement have executed this Agreement as of the day and year first written above.


/s/ JOHN W. MORROW, JR.                      Service Corporation International
-----------------------------------
Employee

                                             By: /s/ JAMES M. SHELGER
                                                --------------------------------
                                                       Authorized Officer

                                             SCI Executive Services, Inc.


                                             By: /s/ CURTIS G. BRIGGS
                                                --------------------------------
                                                       Authorized Officer